Exhibit 99.1

To the Limited Partners of
Citigroup Fairfield Futures Fund L.P. II

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

/s/ Daniel R. McAuliffe, Jr.

By: Daniel R. McAuliffe, Jr. Chief Financial Officer and Director Citigroup Managed Futures LLC General Partner, Citigroup Fairfield Futures Fund L.P. II
Citigroup Managed Futures LLC 399 Park Avenue 7th Floor New York, N.Y. 10022 212-559-2011

Report of Independent Registered Public Accounting Firm

To the Partners of
Citigroup Fairfield Futures Fund L.P. II:

We have audited the accompanying statement of financial condition of Citigroup Fairfield Futures Fund L.P. II (the Partnership), including the condensed schedule of investments, as of December 31, 2004, and the related statements of income and expenses, changes in partners' capital, and cash flows for the period from March 15, 2004 (commencement of trading operations) through December 31, 2004. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citigroup Fairfield Futures Fund L.P. II, as of December 31, 2004, and the results of its operations, changes in its partners' capital, and its cash flows for the period from March 15, 2004 (commencement of trading operations) through December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
March 14, 2005

Citigroup Fairfield Futures Fund L.P. II
Statement of Financial Condition
December 31, 2004

2004
Assets:
Equity in commodity futures trading account:
Cash (restricted $10,590,831) (Note 3c)	$81,389,833
Net unrealized appreciation on open futures positions	1,408,251
Unrealized appreciation on open forward contracts	3,660,825
86,458,909
Interest receivable (Note 3c)	13,979
$86,472,888

Liabilities and Partners' Capital:
Liabilities:
Unrealized depreciation on open forward contracts	$2,493,982
Accrued expenses:
Commissions (Note 3c)	320,073
Management fees (Note 3b)	141,481
Administrative fees (Note 3a)	35,370
Professional fees	120,136
Other	16,409
Due to CGM for offering costs (Note 6)	48,573
Redemptions payable (Note 5)	1,587,812
4,763,836
Partners' Capital (Notes 1 and 5):
General Partner, 724.0407 Unit equivalents outstanding in 2004	657,168
Limited Partners, 89,298.8286 Redeemable Units of Limited Partnership Interest outstanding in 2004	81,051,884
81,709,052
$86,472,888

See accompanying notes to financial statements.

Citigroup Fairfield Futures Fund L.P. II
Condensed Schedule of Investments
December 31, 2004

Sector	Contract	Fair Value
Currencies
	Unrealized depreciation on forward contracts (1.50)%	$(1,228,227)
	Unrealized appreciation on forward contracts 3.39%	2,770,355
Total Currencies 1.89%		1,542,128
Energy 0.22%	Futures contracts sold 0.22%	177,928
Grains (0.03)%	Futures contracts sold (0.03)%	(23,961)
Interest Rates Non-U.S. 0.18%	Futures contracts purchased 0.18%	146,737
Interest Rates U.S.
	Futures contracts sold 0.03%	23,093
	Futures contracts purchased 0.31%	251,442
Total Interest Rates U.S. 0.34%		274,535
Livestock (0.01)%	Futures contracts purchased (0.01)%	(5,160)
Metals
	Futures contracts purchased (0.11)%	(87,350)
	Unrealized depreciation on forward contracts (1.55)%	(1,265,755)
	Unrealized appreciation on forward contracts 1.09%	890,470
	Total forward contracts (0.46)%	(375,285)
Total Metals (0.57)%		(462,635)
Softs (0.03)%	Futures contracts purchased (0.03)%	(20,422)
Indices
	Futures contracts sold 0.01%	5,880
	Futures contracts purchased 1.15%	940,064
Total Indices 1.16%		945,944
Total Fair Value 3.15%		$2,575,094

Country Composition	Investments at Fair Value	% of Investments at Fair Value
Australia	$(3,365)	(0.13)%
France	(2,885)	(0.11)
Germany	126,129	4.90
Hong Kong	(515)	(0.02)
Japan	130,426	5.06
Spain	139,237	5.41
United Kingdom	(140,006)	(5.44)
United States	2,326,073	90.33%
	$2,575,094	100.00%

Percentages are based on Partners' capital unless otherwise indicated

See accompanying notes to financial statements.

Citigroup Fairfield Futures Fund L.P. II
Statement of Income and Expenses
for the period March 15, 2004
(commencement of trading operations)
December 31, 2004

2004
Income:
Net gains (losses) on trading of commodity interests:
Realized losses on closed positions and foreign currencies	$(349,918)
Change in unrealized gains on open positions	2,575,094
2,225,176
Interest income (Note 3c)	503,409
2,728,585
Expenses:
Brokerage commissions including clearing fees of $43,268 (Note 3c)	2,225,521
Management fees (Note 3b)	932,381
Administrative fees (Note 3a)	233,094
Professional fees	120,136
Other expenses	18,185
3,529,317
Net loss	$(800,732)
Net loss per Redeemable Unit of Limited Partnership Interest and General Partner Unit equivalent (Notes 1 and 5)	$(92.36)

See accompanying notes to financial statements.

Citigroup Fairfield Futures Fund L.P. II
Statement of Changes in Partners' Capital
for the period March 15, 2004
(commencement of trading operations)
to December 31, 2004

	Limited Partners	General Partner	Total
Initial capital contributions, 1 Unit of Limited Partnership Interest and General Partner's contribution representing 1 Unit equivalent	$1,000	$1,000	$2,000
Proceeds from offering of 28,601 Units of Limited Partnership Interest and General Partner's contribution representing 285 Unit equivalents (Note 1)	28,601,000	285,000	28,886,000
Offering costs (Note 6)	(74,250)	(750)	(75,000)
Opening Partnership capital for operations	28,527,750	285,250	28,813,000
Sale of 73,868.1002 Units of Limited Partnership Interest and General Partner's contribution representing 438.0407 Unit equivalents	64,502,000	395,000	64,897,000
Redemption of 13,171.2716 Units of Limited Partnership Interest	(11,200,216)	—	(11,200,216)
Net loss	(777,650)	(23,082)	(800,732)
Partners' capital at December 31, 2004	$81,051,884	$657,168	$81,709,052

Net asset value per Redeemable Unit:

2004	$907.64

See accompanying notes to financial statements.

Citigroup Fairfield Futures Fund L.P. II
Statement of Cash Flows
for the period March 15, 2004
(commencement of trading operations)
to December 31, 2004

2004
Cash flows from operating activities:
Net loss	$(800,732)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(10,590,831)
(Increase) decrease in net unrealized appreciation on open futures positions	(1,408,251)
(Increase) decrease in unrealized appreciation on open forward contracts	(3,660,825)
(Increase) decrease in interest receivable	(13,979)

Increase (decrease) in unrealized depreciation on open forward contracts	2,493,982
Accrued expenses:
Increase (decrease) in commissions	320,073
Increase (decrease) in management fees	141,481
Increase (decrease) in administrative fees	35,370
Increase (decrease) in professional fees	120,136
Increase (decrease) in other	16,409
Net cash provided by (used in) operating activities	(13,347,167)
Cash flows from financing activities:
Proceeds from additions – Limited Partners	93,104,000
Proceeds from additions – General Partner	681,000
Payments for offering costs	(26,427)
Payments for redemptions – Limited Partners	(11,200,216)
Increase (decrease) in redemptions payable	1,587,812
Net cash provided by (used in) financing activities	84,146,169
Net change in cash	70,799,002
Unrestricted cash, at beginning of period	—
Unrestricted cash, at end of period	$70,799,002

See accompanying notes to financial statements.

Citigroup Fairfield Futures Fund L.P. II

Notes to Financial Statements

1.    Partnership Organization:

Citigroup Fairfield Futures Fund L.P. II (the "Partnership") is a limited partnership which was organized on December 18, 2003 under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options and forward contracts. The commodity interests that are traded by the Partnership are volatile and involve a high degree of market risk.

Between January 12, 2004 (commencement of the offering period) and March 12, 2004, 28,601 redeemable units of Limited Partnership Interest ("Redeemable Units") and 285 Units of General Partnership Interest were sold at $1,000 per Redeemable Unit. The proceeds of the initial offering were held in an escrow account until March 15, 2004 at which time they were remitted to the Partnership for trading. The Partnership was authorized to sell 200,000 Redeemable Units of Limited Partnership Interest during its initial offering period. The Partnership privately and continuously offers Redeemable Units.

Citigroup Managed Futures LLC, formerly Smith Barney Futures Management LLC, acts as the general partner (the "General Partner") of the Partnership. The Partnership's commodity broker is Citigroup Global Markets Inc. ("CGM"), formerly Salomon Smith Barney Inc. CGM is an affiliate of the General Partner. The General Partner is wholly owned by Citigroup Global Markets Holdings Inc. ("CGMHI"), formerly Salomon Smith Barney Holdings Inc., which is the sole owner of CGM. CGMHI is a wholly owned subsidiary of Citigroup Inc.

The General Partner and each limited partner share in the profits and losses of the Partnership in proportion to the amount of partnership interest owned by each except that no limited partner shall be liable for obligations of the Partnership in excess of their initial capital contribution and profits, if any, net of distributions.

The Partnership will be liquidated upon the first to occur of the following: December 31, 2017; the net asset value of a Redeemable Unit decreases to less than $400 per Redeemable Unit as of a close of any business day; a decline in net assets after trading commences to less than $1,000,000; or under certain other circumstances as defined in the Limited Partnership Agreement.

2.    Accounting Policies:

a.	All commodity interests (including derivative financial instruments and derivative commodity instruments) are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the statements of financial condition at fair value on the last business day of the year, which represents market value for those commodity interests for which market quotations are readily available. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

b.	Income taxes have not been provided as each partner is individually liable for the taxes, if any, on their share of the Partnership's income and expenses.

c.	The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.    Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Partnership including selecting one or more advisors to make trading decisions for the Partnership. The Partnership will pay the

Citigroup Fairfield Futures Fund L.P. II

Notes to Financial Statements

General Partner a monthly administrative fee in return for it's services to the Partnership equal to .5/12 of 1% (0.5% per year) of month-end Net Assets of the Partnership. Month-end Net Assets, for the purpose of calculating administrative fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees. This fee may be increased or decreased at the discretion of the General Partner.

b.	Management Agreement:

The General Partner, on behalf of the Partnership, has entered into a Management Agreement with Graham Capital Management L.P. ("Graham") (the "Advisor"), a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Partnership. The Partnership pays the Advisor a monthly management fee equal to 1/6 of 1% (2% per year) of month-end Net Assets allocated to the Advisor and a profit share allocation payable quarterly equal to 20% of the New Trading Profits, as defined in the Management Agreement, earned by the Advisor for the Partnership. The profit share allocation is earned and payable quarterly in Partnership Units, and therefore, reduces net assets allocable to limited partners when earned. Month-end Net Assets, for the purpose of calculating management fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees.

c.	Customer Agreement:

The Partnership has entered into a Customer Agreement which provides that the Partnership will pay CGM a monthly brokerage fee equal to 9/24 of 1% (4.5% per year) of month-end Net Assets, as defined, in lieu of brokerage commissions on a per trade basis. Month-end Net Assets, for the purpose of calculating commissions are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of accrued expenses and redemptions payable. The Partnership will pay for National Futures Association fees as well as exchange, clearing, user, give-up and floor brokerage fees. CGM will pay a portion of brokerage fees to its financial consultants who have sold Redeemable Units in this Partnership. All of the Partnership's assets are deposited in the Partnership's account at CGM. The Partnership's cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2004, the amount of cash held for margin requirements was $10,590,831. CGM has agreed to pay the Partnership interest on 80% of the average daily equity maintained in cash in its account during each month at a 30-day U.S. Treasury bill rate determined weekly by CGM based on the average noncompetitive yield on 3-month U.S. Treasury bills maturing in 30 days from the date on which such weekly rate is determined. The Customer Agreement between the Partnership and CGM gives the Partnership the legal right to net unrealized gains and losses. The Customer Agreement may be terminated upon notice by either party.

4.    Trading Activities:

The Partnership was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Partnership's trading activities are shown in the statement of income and expenses.

All of the commodity interests owned by the Partnership are held for trading purposes. The average fair value during the period from March 15, 2004 (commencement of trading operations) to December 31, 2004, based on a monthly calculation, was $972,065.

5.    Distributions and Redemptions:

Distributions of profits, if any, will be made at the sole discretion of the General Partner and at such times as the General Partner may decide. A limited partner may require the Partnership to redeem their Redeemable Units at their Net Asset Value as of the last day of each month on 10 days notice to the General Partner. No fee will be charged for redemptions.

Citigroup Fairfield Futures Fund L.P. II

Notes to Financial Statements

6.    Offering and Organization Costs:

Offering and organization costs of $75,000 relating to the issuance and marketing of the Partnership's Redeemable Units offered were initially paid by CGM. These costs have been recorded as due to CGM in the statement of financial condition. These costs are being reimbursed to CGM by the Partnership in 24 monthly installments (together with interest at the prime rate quoted by JPMorgan Chase & Co.).

As of December 31, 2004, $26,428 of these costs have been reimbursed to CGM by the Partnership. In addition, the Partnership has recorded interest expense of $1,941 through December 31, 2004, which is included in other expenses.

The remaining liability for these costs due to CGM of $48,573 (exclusive of interest charges) will not reduce Net Asset Value per Redeemable Unit for any purpose other than financial reporting, including calculation of advisory and brokerage fees and the redemption value of Redeemable Units.

7.    Financial Highlights:

Changes in the Net Asset Value per Redeemable Unit of Partnership interest for the period March 15, 2004 (commencement of trading operations) to December 31, 2004, is as follows:

2004†
Net realized and unrealized losses*	$(77.15)
Interest income	7.00
Expenses**	(19.61)
Decrease for the period	(89.76)
Net asset value per Redeemable Unit, beginning of period	1,000.00
Offering cost adjustment	(2.60)
Net asset value per Redeemable Unit, end of period	$907.64
Redemption/subscription value per Redeemable Unit versus net asset value per Redeemable Unit	0.52
Redemption/subscription value per Redeemable Unit, end of period***	$908.16

*	Includes brokerage commissions

**	Excludes brokerage commissions

**	For the purpose of a redemption/subscription, any remaining accrued liability for reimbursement of offering costs will also not reduce redemption/subscription net asset value per redeemable units.

†	Calculated using average units outstanding during the period as obtained monthly.

2004
Ratios to Average Net Assets:****
Net investment loss before incentive fees*****	(6.8)%
Total expenses	7.9%
Total return:
Total return	(9.2)%

****	Ratios to average net assets other than incentive fees are annualized.

*****	Interest income less total expenses (exclusive of incentive fees)

         The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the Limited Partner class using the Limited Partners' share of income, expenses and average net assets.

Citigroup Fairfield Futures Fund L.P. II

Notes to Financial Statements

8.    Financial Instrument Risks:

In the normal course of its business the Partnership is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter ("OTC"). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Partnership's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statements of financial condition and not represented by the contract or notional amounts of the instruments. The Partnership has credit risk and concentration risk because the sole counterparty or broker with respect to the Partnership's assets is CGM.

The General Partner monitors and controls the Partnership's risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership is subject. These monitoring systems allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of December 31, 2004. However, due to the nature of the Partnership's business, these instruments may not be held to maturity.